Exhibit 7

SECOND AMENDMENT TO ARRANGEMENT AGREEMENT

This Second Amendment dated as of April 10, 2019.

BETWEEN:

ALIGNVEST ACQUISITION II CORPORATION, a corporation existing under the laws of the Province of Ontario

(hereinafter referred to as “Alignvest”)

- and -

SAGICOR FINANCIAL CORPORATION LIMITED, an exempted company continued under the laws of Bermuda

(hereinafter referred to as “Sagicor”)

WHEREAS Alignvest and Sagicor are parties to an arrangement agreement (the “Arrangement Agreement”) dated November 27, 2018, as amended on January 28, 2019 (the “First Amendment”), and wish to further amend the Arrangement Agreement in accordance with Section 9.05 thereof as provided in this Second Amendment;

NOW THEREFORE in consideration of the mutual covenants contained herein (the receipt and sufficiency of which are hereby acknowledged), Alignvest and Sagicor agree as follows:

1.	Defined Terms.

Except as expressly provided herein, capitalized terms used but not defined in this Second Amendment have the meanings given to them in the Arrangement Agreement.

2.	Amendments to the Arrangement Agreement.

(a)	The following definition is inserted in Section 1.01 of the Arrangement Agreement after the definition of “Jamaican Takeover Rules”:

““K and H Subscription Agreements” shall have the meaning ascribed thereto in Section 3(a) of the Second Amendment to the Arrangement Agreement dated April 10, 2019 between Alignvest and Sagicor.”.

(b)	Section 5.02(b)(ii) of the Arrangement Agreement is deleted in its entirety and replaced with the following:

“(ii) (A) directly or indirectly issue, sell or grant any Alignvest Shares or any other Equity Interests of Alignvest, other than the issuance of any shares or other convertible securities in an amount up to the sum of (y) the aggregate amount of any default or failure to fund under any Forward Purchase Agreements entered into on or prior to the Effective Time and/or under the K and H Subscription Agreements and (z) the Redemption Replacement Amount, in accordance with the rules of the TSX applicable to SPACs, in each case, on terms acceptable to Sagicor, acting reasonably, and that result in gross proceeds to Alignvest of not less than Cdn. $10.00 per issued share (provided that in the event of any such default (i) Alignvest shall use reasonable commercial efforts to seek to obtain additional debt or equity or other financing sufficient to restore Alignvest’s cash level to offset such defaults or failures to fund, or make other appropriate arrangements to seek to complete the Sagicor Arrangement and (ii) Sagicor shall use reasonable commercial efforts to cooperate with Alignvest’s efforts to seek to obtain such financing), (B) redeem, purchase or otherwise reacquire any issued and outstanding Alignvest Shares, except in connection with the redemption by Alignvest Shareholders of Class A Shares in accordance with the share terms and as described in the Final IPO Prospectus, or (C) split, combine or reclassify any Alignvest Shares, except as described in the Final IPO Prospectus;”.

(c)	Section 5.03 of the Arrangement Agreement is deleted in its entirety and replaced with the following:

“Section 5.03 Representation on Board of Directors. Each of Alignvest and Sagicor shall take all necessary actions such that at the Effective Time the Alignvest Board shall be comprised of the following directors: Dodridge Miller, Stephen McNamara, Sir Hilary Beckles, Peter Clarke, Stephen Facey, Monish Dutt and John Shettle (as nominees of Sagicor), and Mahmood Khimji, Timothy Hodgson, Reza Satchu, Rik Parkhill and Aviva Shneider (as nominees of Alignvest II LP and the parties to the K and H Subscription Agreements). If any such person is unable to serve for any reason the nominating party shall have the right to nominate a replacement”.

(d)	Section 7.01(d) of the Arrangement Agreement is amended by adding at the end thereof “(or, if applicable pursuant to TSX procedures, within five (5) Business Days following the Effective Time).”.

(e)	Section 8.02(b)(i) of the Arrangement Agreement, as amended pursuant to the First Amendment, is deleted in its entirety and replaced with the following:

“(i) the Effective Time shall not have occurred on or before November 30, 2019 (the “Outside Date”); provided that, if on the Outside Date any of the conditions set forth in Section 7.01(d), Section 7.01(f), Section 7.01(g), Section 7.01(h), Section 7.01(i) or Section 7.01(j) (to the extent relating to the matters set forth in Section 7.01(f), Section 7.01(g), Section 7.01(h) or Section 7.01(i)) shall not have been satisfied but all other conditions set forth in Article VII shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Effective Time, but provided that such conditions shall then be capable of being satisfied if the Effective Time were to occur on the Outside Date), then the Outside Date may be extended by either Party by delivery of written notice to the other Party to December 31, 2019 and such date shall become the Outside Date for purposes of this Agreement; and provided, further that, the right to terminate this Agreement pursuant to this Section 8.02(b)(i) shall not be available to any Party if the failure of the Effective Time to occur on or before the Outside Date is caused by a failure of such Party to perform any of its obligations under this Agreement required to be performed at or prior to the Effective Time and such action or failure to perform constitutes a breach in any material respect of this Agreement; or”.

3.	Other Agreements.

(a)	Sagicor acknowledges and agrees that, on or about the date hereof, Alignvest will enter into agreements with KGT Investments, LLC and HG Vora Capital Management LLC (the “K and H Subscription Agreements”) pursuant to which such parties will, in addition to agreeing to acquire certain Alignvest Class B Shares from Alignvest II LP for nominal consideration, agree to subscribe for an aggregate amount of US$120,000,000 of Alignvest Class B Shares, will be granted pre-emptive rights on the future issuance of securities in the capital of Alignvest (subject to certain restrictions) and will be granted nomination rights with respect to the nomination of directors to the Alignvest Board for consideration by shareholders (subject to certain restrictions), and that the entering into of the K and H Subscription Agreements shall not constitute a breach by Alignvest of any representation, warranty or covenant under the Arrangement Agreement.

(b)	The Parties acknowledge and agree that Alignvest II LP and Alignvest intend to enter into an agreement for the purposes of granting Alignvest II LP director nomination and participation rights similar to those rights granted in the K and H Subscription Agreements.

(c)	The Parties acknowledge that Alignvest Management Corporation and Sagicor have entered into an investment advisory and management agreement on or prior to the date hereof, and that the entering into of such agreement has satisfied the condition in Section 7.01(l) of the Arrangement Agreement.

(d)	The subscribers under the K and H Subscription Agreements shall, in respect of founders’ Class B Shares acquired by them thereunder, be subject to the provisions of Section 6.06 and Section 7.03(f) in lieu of Alignvest II LP in respect of such founders’ Class B Shares, to the same extent.

(e)	Each of Sagicor and Alignvest acknowledges and agrees that the minimum cash requirement in Section 7.03(e) of the Arrangement Agreement may be supplemented by, in addition to the sources of funds described therein, cash received by Alignvest pursuant to the K and H Subscription Agreements or any agreements to implement any transactions referred to in Section 5.02(b)(ii)(A) of the Arrangement Agreement, and that redemptions of Alignvest Class A Shares shall not constitute an Alignvest Material Adverse Effect or a Sagicor Material Adverse Effect (it being understood that the causes underlying such redemptions may be taken into account in determining whether an Alignvest Material Adverse Effect or a Sagicor Material Adverse Effect has occurred).

4.	Reference to and Effect on Agreements.

On and after the date of this Second Amendment, any reference to “this Agreement” in the Arrangement Agreement and any reference to the Arrangement Agreement in any other agreements or documents will mean the original Arrangement Agreement as amended by the First Amendment and this Second Amendment. Except as specifically amended by this Second Amendment, the provisions of the Arrangement Agreement and the First Amendment shall remain in full force and effect.

5.	Successors and Assigns.

This Second Amendment becomes effective when executed by Alignvest and Sagicor. After that time, it will be binding upon and (subject to the terms of the Arrangement Agreement) enure to the benefit of the Parties and their respective successors and permitted assigns.

6.	Governing Law.

This Second Amendment shall be governed by and construed in accordance with Bermuda law.

7.	Jurisdiction.

In relation to any Proceedings to enforce this Second Amendment or arising out of or in connection with this Second Amendment, each of the Parties irrevocably submits to the exclusive jurisdiction of the Bermuda or Ontario courts and waives any objection to Proceedings in such courts on the grounds of venue or on the grounds that the Proceedings have been brought in an inappropriate forum.

8.	Counterparts; Facsimile and Electronic Signatures.

This Second Amendment may be executed in any number of counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party. This Second Amendment or any counterpart may be executed and delivered by facsimile copies or delivered by electronic communications by PDF, each of which shall be deemed an original.

[Remainder of page intentionally left blank. Signature page follows.]

The Parties have executed this Second Amendment as of the date first written above.

ALIGNVEST ACQUISITION II CORPORATION

By:	/s/ Reza Satchu
	Name:	Reza Satchu
	Title:	Chief Executive Officer

By:	/s/ Timothy Hodgson
	Name:	Timothy Hodgson
	Title:	Chairman

SAGICOR FINANCIAL CORPORATION LIMITED

By:	/s/ Dodridge Miller
	Name:	Dodridge Miller
	Title:	President and CEO

[Signature Page to Second Amendment to Arrangement Agreement]